Exhibit 10.1

STATE OF SOUTH CAROLINA	)
	)	IN THE COURT OF COMMON PLEAS
COUNTY OF HORRY	)	FIFTEENTH JUDICIAL CIRCUIT

Jan W. Snyder, Acey H. Livingston, and Mark Josephs, Individually, and as Class Representatives,

Plaintiffs,

vs.

HCSB Financial Corporation, a South Carolina corporation, Horry County State Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr.,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Civil Action No. 2014-CP-26-00204

CLASS ACTION SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made and entered into this 10th day of September, 2015, between HCSB Financial Corp. (hereinafter referred to as “Paying Defendant”), Horry County State Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr. (hereinafter referred to as “Non-Paying Defendants,” collectively with Paying Defendant, “Defendants”), and Jan W. Snyder, Acey H. Livingston and Mark Josephs, on behalf of themselves and all others similarly situated (hereinafter referred to collectively as “Plaintiffs”) (Plaintiffs and Defendants are collectively referred to herein as the “Parties”).

SETTLEMENT OVERVIEW

Settlement of this matter is part of an effort by HCSB Financial Corp. and Horry County State Bank to secure additional investment to recapitalize their operations or attract a merger partner. In order to attract such investment or partner, it is necessary to negotiate and satisfy debts owed by, or preferred capital instruments issued by, HCSB Financial Corp. to three groups:[1] (1) $6,186,000.00 owed on the junior subordinated debentures issued by HCSB Financial Corp. and held by HCSB Financial Trust I in connection with the issuance of HCSB Financial Trust I of trust preferred securities (“TRUPs”) in 2004; (2) $12,895,000.00 to redeem the 12,895 shares of Series T Preferred Stock, having an initial liquidation preference of $1,000.00 per share, issued by HCSB Financial Corp. to the United States Department of Treasury in connection with the Troubled Asset Relief Program (“TARP”) in 2009; and (3) $12,062,010.57 owed to Plaintiffs and other holders of subordinated debt notes issued and sold by HCSB Financial Corp. between March 1, 2010 and July 31, 2010, or any notes issued in exchange for notes initially issued and sold in this time period.

Horry County State Bank has been designated as “significantly undercapitalized” by the Federal Deposit Insurance Corporation (“FDIC”) and has been seeking to raise additional capital or find a merger partner since the imposition of a Consent Order by the FDIC and the South Carolina State Board of Financial Institutions (“SCBFI”) in February 2011. HCSB Financial Corp. entered into a Written Agreement with the Federal Reserve Bank of Richmond (“FRB”) in May 2011, which is designed to enhance HCSB Financial Corp.’s ability to act as a source of strength to Horry County State Bank. HCSB Financial Corp. also has been seeking to raise additional capital or find a merger partner to assist it in fulfilling its obligation to serve as a source of strength to Horry County State Bank.

[1] The amounts identified herein reflect only the principal of debt owed to the respective creditors – they do not include any interest, fees or other amounts owed. Except as expressly set forth herein, all interest, fees and other amounts owed to the creditors identified herein would be waived and satisfied under the terms of the respective settlements.

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Under Federal Reserve policy, any new capital issued by HCSB Financial Corp. must be in the form of common stock, which would be junior in priority to the TRUPs, TARP and Sub Debt Notes. It is highly unlikely that HCSB Financial Corp. can raise new capital or find a merger partner unless the holders of TRUPs, TARP and Sub Debt Notes accept substantially reduced payments in satisfaction of the debts owed to them by HCSB Financial Corp. If HCSB Financial Corp. and Horry County State Bank do not succeed in raising additional capital or finding a merger partner, Horry County State Bank may be placed into a federal conservatorship or receivership by the FDIC, which would likely result in a total loss to the holders of HCSB Financial Corp. common stock, TRUPs, TARP, and Sub Debt Notes.

Because a settlement must be reached with all three primary creditors before sufficient additional capital can be raised or a merger partner can be found, Plaintiffs and Defendants agree that the settlement between them is expressly contingent on the following three events occurring prior to the Final Hearing of the class action settlement:

1.	Signing of an agreement for the settlement and satisfaction of the debt owed to the holders of the TRUPs. Discussions with the TRUPs holders are ongoing, but there is no signed written agreement at this time. Because this debt is junior in priority to the Notes, the Parties agree that any settlement regarding the TRUPs must result in the payment by HCSB Financial Corp. to the TRUPs holders in an amount totaling no more than 10% of the principal amount owed to the TRUPs holders, or $618,600.00, plus reimbursement of attorneys’ fees and other expenses incurred by the TRUPs holders in an amount not to exceed $25,000.00; and

2.	Signing of an agreement for the redemption of the shares of Series T Preferred Stock and the cancellation of the ten-year warrant to purchase shares of HCSB Financial Corp.’s common stock at an initial exercise price of $21.09 per share (the “Warrant”) issued to the Department of Treasury as a result of HCSB Financial Corp.’s participation in the TARP program. Discussions with the Department of Treasury are ongoing but there is no signed written agreement at this time. Because the Series T Preferred Stock is junior in priority to the Notes, the Parties agree that any settlement regarding the Series T Preferred Stock must result in a cash payment or newly issued stock consideration by HCSB Financial Corp. to the Department of Treasury in an amount totaling no more than 1% of the initial aggregate liquidation preference on the Series T Preferred Stock, or $128,950.00, plus reimbursement of attorneys’ fees and other expenses incurred by Treasury in an amount not to exceed $25,000.00; and

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3.	Execution of either signed agreements for an investment of no less than $30,000,000.00 through an offering of common stock to investors (the “Investors”) in HCSB Financial Corp., or the execution of a merger agreement with another financial institution (the “Merger Partner”).

Within five (5) days of the above contingencies being met, counsel for the Defendants shall notify Class Counsel of same in writing. If any of the foregoing contingencies do not occur prior to the Final Hearing, there will be no settlement and the Action shall continue.

Another contingency of this Settlement is obtaining necessary regulatory approvals from the FDIC, the SCBFI, and the FRB. More specifically, these regulators must approve this Agreement, as well as similar agreements resolving debts owed by, or preferred capital instruments issued by, HCSB Financial Corp. to the TRUPs holders and the Department of Treasury, respectively. These regulators must also approve the offering of no less than $30,000,000.00 in common stock to Investors in HCSB Financial Corp. or a merger agreement with the Merger Partner. The regulatory approval contingencies identified in this Paragraph do not have to occur before the Final Hearing; however, these contingencies must occur before any payments are made from the Settlement Fund to Class Members or from Paying Defendant to Class Counsel under Paragraphs 7.2 and 7.4, respectively. If these regulatory approval contingencies have not been met before the Settlement Fund is established as described in Paragraph 7.1, Class Counsel may not make any disbursements to Class Members provided in this Agreement until such regulatory approval contingencies have been met. No later than five (5) days after the regulatory approval contingencies identified in this Paragraph have been met, counsel for the Defendants shall notify the Court in writing by filing an affidavit and serving Class Counsel with same. Upon filing and service of the affidavit by Defendants’ counsel, Class Counsel may proceed with making disbursements from the Settlement Fund to Class Members and Paying Defendant may proceed with paying Class Counsel attorneys’ fees, costs and expenses approved by the Court.

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RECITALS

WHEREAS, on January 14, 2014, Plaintiff Jan W. Snyder filed a Summons and Complaint against Defendants and fourteen individual outside directors of HCSB Financial Corp. and Horry County State Bank in the Court of Common Pleas for Horry County, South Carolina (hereinafter referred to as “the Action”); and

WHEREAS, by Orders dated April 30, 2014 and May 15, 2015, all fourteen outside directors were dismissed from the case; and

WHEREAS, on December 5, 2014, the Complaint in this action was amended to add Acey H. Livingston and Mark Josephs as Plaintiffs; and

WHEREAS, the Plaintiffs, on behalf of themselves and on behalf of others similarly situated, allege that they incurred damages caused by Defendants’ wrongful acts and omissions during the marketing of, sale of, and performance under the Sub Debt Notes issued by HCSB Financial Corp., and that Defendants should have known that HCSB Financial Corp. would be unable to meet its obligation to pay Plaintiffs certain semi-annual payments due under the Sub Debt Notes; and

WHEREAS, the original principal amount of Sub Debt Notes sold and issued by Paying Defendant totaled $12,062,010.57, and this amount of principal remains outstanding and is due to be repaid to the holders of the Sub Debt Notes in April 2020; and

WHEREAS, Paying Defendant has been unable to make certain semi-annual interest payments to the purchasers of Sub Debt Notes due to restrictions contained in the Written Agreement between it and the FRB; and

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WHEREAS, Defendants deny all of the claims set forth in the Amended Complaint, deny any and all allegations of wrongdoing, fault, liability, or damages of any kind to Plaintiffs and the putative class, and deny that they acted improperly or wrongfully in any way; and

WHEREAS, Defendants, without waiving their right to contest class certification if the Action is to be litigated, consent to the conditional certification of the class set forth in the Agreement for the purposes of this Settlement Agreement; and

WHEREAS, the Parties agree, without waiving any of their respective rights under the Subordinated Note Purchase Agreement or any other agreement between them if the Action is to be litigated, that certification of the class will satisfy the requirements for Plaintiffs and Class Members to bring claims pursuant to the majority holder provision found at, among other places, Section 7.2(A) of the Subordinated Note Purchase Agreement; and

WHEREAS, the Parties to this Settlement Agreement have conducted a thorough examination and investigation of the facts and law relating to the matters set forth in the Amended Complaint filed in this Action and the claims set forth therein; and

WHEREAS, Plaintiffs have engaged their own independent expert to review certain regulatory filings and other documents related to the financial performance, condition and outlook of HCSB Financial Corp. and Horry County State Bank before Plaintiffs entered into this Agreement; and

WHEREAS, the Parties to this Settlement Agreement have concluded that further conduct of this litigation would be protracted and expensive and that no party has an assurance of success; and

WHEREAS, the Plaintiffs have determined that it is in the best interests of themselves and the putative class to settle and terminate this litigation, and they have agreed to the Settlement described in this Agreement, subject to the contingencies described herein and approval of the Court; and

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WHEREAS, arm’s length, adversarial settlement negotiations have taken place between counsel for the Parties hereto over an extended period and, as a result, this Settlement Agreement has been reached, subject to stated contingencies and Court approval; and

WHEREAS, Class Counsel and the Plaintiffs understand and acknowledge that the settlement and dismissal of Plaintiffs’ claims are expressly contingent on the following events occurring before the Final Hearing by the Court: (1) the execution of an agreement between Paying Defendant and holders of the TRUPs issued in 2004, which fully satisfies and discharges that debt in exchange for payment in an amount totaling no more than 10% of the outstanding principal balance owed to the TRUPs holders, or $618,600.00, plus reimbursement of attorneys’ fees and other expenses incurred by TRUPs holders in an amount not to exceed $25,000.00; (2) the execution of an agreement between Paying Defendant and the Department of Treasury in regard to TARP funds received by HCSB Financial Corp. in 2009, which redeems the shares of Series T Preferred Stock and cancels the Warrant issued to the Department of Treasury in exchange for payment in either cash or stock an amount totaling no more than 1% of the initial aggregate liquidation preference on the Series T Preferred Stock, or $128,950.00, plus reimbursement of attorneys’ fees and other expenses incurred by Treasury in an amount not to exceed $25,000.00; and (3) signed agreements for an investment of no less than $30,000,000.00 in HCSB Financial Corp. from the Investors or execution of a merger agreement with the Merger Partner; and

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WHEREAS, the Parties to this Settlement Agreement understand and acknowledge that the Settlement is also contingent upon approval by the FDIC, the SCBFI, and the FRB of: (1) this Settlement; (2) the settlement and satisfaction of debts owed by, and the redemption of preferred capital instruments issued by, HCSB Financial Corp. to holders of TRUPs and the Department of Treasury; and (3) the offering of no less than $30,000,000.00 in common stock to Investors in HCSB Financial Corp., or a merger agreement with the Merger Partner. The regulatory approval contingencies in this Paragraph may occur after the Final Hearing, but must occur before any funds are paid to Class Members from the Settlement Fund or payment of approved attorneys’ fees, costs and expenses to Class Counsel from the Paying Defendant.

NOW, THEREFORE, the undersigned Plaintiffs and Defendants stipulate and agree that all claims of the Plaintiffs and Settlement Class Members (defined below as “Plaintiffs’ Claims” and “Class Claims”) shall be finally settled, discharged, and resolved on the terms and conditions set forth below.

AGREEMENT

It is hereby stipulated by and between the Parties hereto that the Action will be and is hereby compromised and settled subject to Court approval, upon and subject to the following and foregoing recitals, contingencies, terms and conditions:

1.                  DEFINITIONS. The following definitions apply in this Agreement, the Notice to be sent to Class Members, and all orders of the Court related to this Agreement. Where appropriate, terms used in the singular shall be deemed to include the plural and vice versa.

1.1.            “Action” means the case Snyder, Livingston, Josephs and all others similarly situated v. HCSB Financial Corp, et al., C.A. No. 2014-CP-26-204.

1.2.            “Affidavit of Lost Note” means an affidavit approved by Class Counsel and counsel for the Defendants to be fully executed by any Claimant whose original Sub Debt Note has been lost or destroyed. The Affidavit of Lost Note shall fully identify the Claimant and the principal amount of their Sub Debt Note. It shall also contain a description of what happened to the original Note, an affirmation that no interest in the Note has been transferred or assigned, and an agreement by the Claimant to indemnify and hold harmless the Discharged Parties from any claims by third-parties related to this Settlement Agreement or ownership interest in the Claimant’s Note.

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1.3.            “Agreement” and “Settlement Agreement” mean this Settlement Agreement and the terms and conditions herein.

1.4.            “Claimant” means any person who provides Class Counsel with their original Sub Debt Note or a fully executed Affidavit of Lost Note.

1.5.            “Class” means all persons who currently own Sub Debt Notes.

1.6.            “Class Counsel” and “Counsel for Plaintiffs” mean Gene M. Connell, Jr. of Kelaher, Connell & Connor, P.C.

1.7.            “Class List” means the list of potential Class Members created by Defendants, their counsel, and Class Counsel during the course of the Action based on their investigation and research.

1.8.            “Class Members” means the Named Plaintiffs and all persons within the Class who do not elect to exclude themselves from (“opt out” of) the Class as provided for under the Terms of this Agreement.

1.9.            “Court” means the Court of Common Pleas for Horry County, State of South Carolina, the Honorable George C. James, Jr., presiding.[2]

1.10.          “Date of Notice” means the date upon which Notice is sent by mail as provided in Paragraph 3.1 of this Settlement Agreement.

[2] By Order dated January 21, 2015, this matter was designated complex and assigned to Judge James for purposes of handling all pre-trial matters and the trial of this case.

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1.11.        “Defendants” means HCSB Financial Corp., Horry County State Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr.

1.12.        “Paying Defendant” means HCSB Financial Corp.

1.13.        “Non-Paying Defendants” means Horry County State Bank, James R. Clarkson, Glenn Raymond Bullard, Ron Lee Paige, Sr., and Edward Lewis Loehr, Jr.

1.14.        “Discharged Parties” means all Defendants and all entities related to Defendants by corporate form, including their current and former parent(s), subsidiaries, and affiliates; their instrumentalities, agents, assignors, assignees, transferors, transferees, their present and former directors, officers, employees, agents, servants, servicers and servicing agents, attorneys, insurers, and any person, firm, corporation or other entity of any type or description for whose acts or omissions the Discharged Parties may be held liable.

1.15.        “Effective Date” means:

1.15.1.     If no appeal is taken from the Final Order, the date occurring fifteen (15) days after the time for appeal of the Final Order has expired; or

1.15.2.     If appeal is taken from the Final Order, the date occurring fifteen (15) days after all such appeals have concluded and the case has been remitted to the Circuit Court, with no right of further review or appeal, and such appeals have been resolved so as to permit the consummation of the Settlement embodied in accordance with all of its terms and provisions.

1.16.        “Final Hearing” means the hearing to be held by the Court for the purpose of entering an order finally approving this Settlement Agreement and determining the fairness and adequacy of this Settlement.

1.17.        “Final Order” or “Final Judgment” means the occurrence of each of the following events:

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1.17.1.              This Settlement Agreement is approved in all respects by the Court without material modification unless expressly agreed to by the Defendants and the Plaintiffs; and

1.17.2.              All objections to the Settlement are fully and finally resolved by the Court; and

1.17.3.              An order and final judgment is entered by the Court and filed with the Clerk of Court.

1.18.        “Notice” or “Class Notice” means the Notice of the Class Action Settlement to be provided to the Class as set forth in Paragraph 3, in content substantially the same as set forth in Exhibit 1, and via publication in content substantially the same as set forth in Exhibit 2.

1.19.        “Parties” refers to Defendants and Plaintiffs.

1.20.        “Plaintiffs” and “Named Plaintiffs” refer to Jan W. Snyder, Acey H. Livingston and Mark Josephs.

1.21.        “Plaintiffs’ Claims” and “Class Claims” mean those claims that were alleged or could have been alleged by the Named Plaintiffs, on behalf of themselves and on behalf of all Class Members, against the Discharged Parties, arising out of or in any way related to (a) the purchase of Sub Debt Notes issued and sold by HCSB Financial Corp.; (b) any amounts owed by the Discharged Parties to any Named Plaintiff or Class Member pursuant to any Sub Debt Note purchased from HCSB Financial Corp.; (c) the Discharged Parties’ conduct, acts and omissions; and (d) any other facts that are at issue in the Action, or in any pending proceeding on behalf of Class Members including, without limitation, any and all claims, demands, rights, interest, damages, obligations, suits, debts, liens, contracts, agreements and causes of action of every nature and description whatsoever, ascertained or unascertained, suspected or unsuspected, existing or claimed to exist, of the Plaintiffs and all Class members, which were or could have been brought against any of the Discharged Parties, from the time the Sub Debt Notes were first marketed and sold through the Effective Date of the Settlement Agreement.

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1.22.        “Preliminary Approval Order” means the order to be entered by the Court as provided hereinafter in this Agreement, in substantially the same form as attached hereto as Exhibit 3.

1.23.        “Settlement” means the resolution of the matters within the scope of this Settlement Agreement, as embodied in this Settlement Agreement and the Final Order.

1.24.        “Settlement Fund” means the total amount to be paid by or on behalf of the Paying Defendant for the sole purpose of funding payments to Class Members as described in Paragraph 5.1. Pursuant to the Parties’ agreement, this amount shall be exactly $2,412,402.11, which is 20% of the principal amount of Sub Debt Notes issued and sold by HCSB Financial Corp. As described in Paragraph 7.1, Paying Defendant will pay or cause to be paid this exact amount to Class Counsel, who will immediately deposit it into a trust account in Class Counsel’s name at a bank of Class Counsel’s choosing.

1.25.        “Sub Debt Notes” and “Notes” mean subordinated debt notes issued and sold by HCSB Financial Corp. between March 1, 2010 and July 31, 2010, or any notes issued in exchange for notes initially issued and sold in this time period.

2.      PRESENTATION OF SETTLEMENT TO THE COURT. As soon as reasonably practicable after the execution of this Agreement, counsel for the Parties will present this Settlement to the Court, will jointly move to have the Court enter a proposed Preliminary Order of Approval in the form attached hereto as Exhibit 3, and will cooperate to schedule a hearing on their joint motion for preliminary approval of the Settlement.

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3.      GIVING NOTICE TO THE CLASS.

3.1.            Class Counsel will, at his expense, mail to all persons on the Class List via first class mail a copy of a Notice in content substantially the same as set forth in Exhibit 1. Prior to mailing the Notices, Class Counsel shall update the last address known to Defendants for all persons on the Class List using the U.S. Postal Service’s National Change of Address Database. Such Notice will be placed in the United States Mail within thirty (30) days of the deadline set forth in Paragraph 5.2.1 of this Agreement for the Defendants to provide Class Counsel with the Class List.

3.2.            If Notices are returned as undeliverable, Class Counsel will update the addresses of all such returned Notices, using a credit reporting agency or other similar method Class Counsel deems necessary, and will reissue the Notices by mailing them to the updated addresses.

3.3.            Class Counsel will also provide Notice to the Class by publication in content substantially the same as set forth in Exhibit 2. The publication Notice shall be placed in the Myrtle Beach newspaper, The Sun News, and shall be published once per week during two consecutive weeks within ten (10) days after the date Notices are initially mailed a set forth in Paragraph 3.1 of this Agreement.

3.4.            On or before the thirty-fifth (35th) day after the date Notices are initially mailed as set forth in Paragraph 3.1 of this Agreement, Class Counsel will file with the Court and serve upon Defendants’ counsel an affidavit from Class Counsel confirming that Notice has been provided to Class Members as set forth above.

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4.      EXCLUSION REQUESTS. Each person within the Class shall be provided the individual right to exclude himself or herself of this class settlement, as follows:

4.1.            Persons within the Class may elect to exclude themselves from (“opt out” of) this Settlement Agreement, relinquishing their rights to benefits hereunder. The right to opt out shall be described in the Notice as approved by the Court. Persons who wish to opt out must send to Class Counsel a letter including their name, address, telephone number, and a statement of their desire to be excluded from or opt out of the Class. Any request for exclusion must be postmarked on or before the opt-out deadline provided in the Court’s Preliminary Approval Order and the Notice. The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a request for exclusion has been timely submitted. Persons within the Class who fail to submit a valid request for exclusion on or before the date specified in the Preliminary Approval Order and Notice shall be bound by all terms of the Settlement Agreement and the Final Order and Judgment. The decision to opt-out is a decision that must be made by the person within the Class and not by any representative other than a conservator, trustee, guardian and/or other court-ordered or court-approved representative acting within his or her authority.

4.2.            Any person within the Class who submits a timely request for exclusion may not file an objection to the Settlement and shall be deemed to have waived any rights or benefits under this Settlement Agreement.

4.3.            Within ten (10) days after the opt-out deadline, Class Counsel shall compile a list of those individuals who have excluded themselves from the Settlement and provide a copy of this list to counsel for the Defendants.

4.4.            If any person within the Class opts out of the Settlement, Defendants, upon written notice to Class Counsel prior to the Final Hearing, shall have the option to withdraw from the Settlement Agreement and declare all terms to be null and void, and the Parties will return to their respective positions before the Settlement.

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5.      BENEFITS AND PROCESSING OF BENEFITS TO CLASS MEMBERS.

5.1.            Payments. Paying Defendant shall establish a Settlement Fund as set forth in Sections 1.24 and 7.1 of this Agreement. Subject to the exclusions set forth in this Agreement, Class Members will be entitled to make a claim for 20% of the principal amount of the Sub Debt Note they own. Other than any amounts described in Paragraph 6.1 and approved by the Court, in no event shall Paying Defendant be required to pay more than $2,412,402.11 toward the Settlement in this case. In no event shall Non-Paying Defendants be required to pay any amount toward the Settlement.

5.2.            Processing.

5.2.1.                  Class List. Within fifteen (15) days of the entry of the Preliminary Approval Order, Defendants will provide Class Counsel with the Class List.

5.2.2.                  Notice. Pursuant to Paragraph 3 of this Agreement, Notice of this Settlement will be provided to the Class.

5.2.3.                  Making a Claim for Payment. To be eligible for a payment, a Class Member must do one of the following on or before the thirtieth (30th) day after the date Notices are initially mailed as set forth in Paragraph 3.1 of this Agreement: (1) mail or deliver their original Sub Debt Note to Class Counsel; or (2) if their original Sub Debt Note has been lost or destroyed, mail or deliver a fully executed Affidavit of Lost Note to Class Counsel. Class Members needing to execute an Affidavit of Lost Note can obtain one from Class Counsel. Any Class Member who does not timely provide Class Counsel with their original Sub Debt Note or Affidavit of Lost Note as described herein shall not be entitled to the payment benefits hereunder. However, Class Counsel may seek leave from the Court to allow additional time for a Class Member to submit an original Sub Debt Note or Lost Note Affidavit upon good cause shown. Within fifteen (15) days after the claims deadline, Class Counsel shall provide the information received on the original Sub Debt Notes or Affidavits of Lost Note to counsel for the Defendants.

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5.2.4.                  Evaluation of Claims. Within forty-five (45) days of the Effective Date, Class Counsel shall begin the process of determining: (1) whether the Claimant is a Class Member; and (2) the amount of any payment due to the Claimant under Paragraph 5.1 of this Agreement.

5.2.5.                  Notification of Determination of Claim. Class Counsel shall notify, in writing, all persons who submit an original Sub Debt Note or Affidavit of Lost Note of the determination as to their claims. Claims that do not meet the requirements set forth in this Settlement Agreement shall be denied. Class Counsel shall notify, in writing, any Claimant whose claim has been denied, setting forth the reasons for the denial and informing the Claimant of their right to dispute the denial.

5.2.6.                  Request for Additional Information. If Class Counsel is unable to evaluate a claim based on the original Sub Debt Note or Affidavit of Lost Note submitted, Class Counsel shall have the option to seek additional information from the Claimant in order to perform the evaluation set forth in Paragraph 5.2.4 of this Agreement. In the event Class Counsel exercises this option, he shall send a written request to the Claimant requesting additional information and informing the Claimant that he or she has thirty (30) days from the date of mailing of the request to provide a written response to Class Counsel. If a Claimant fails to respond to such a request for additional information within thirty (30) days of the date of mailing of the written request, or fails to provide sufficient additional requested information to enable Class Counsel to evaluate the claim, Class Counsel shall deny the claim pursuant to Paragraph 5.2.5 of this Agreement.

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5.2.7.                  Review of Denial of Supplemental Claim. If a Claimant wishes to dispute the denial of a claim, the Claimant must, within thirty (30) days after the date of mailing of the notice of the denial, notify Class Counsel in writing, stating the Claimant’s grounds for disputing the denial and including any documentation supporting the claim. If a dispute concerning a claim cannot be otherwise resolved by the Claimant, Paying Defendant, and Class Counsel, the disputed claim shall be presented to the Court, whose ruling shall be binding, final, and non-appealable. The Court shall resolve disputed claims on the basis of the Claimant’s objection and supporting documentation, and a written submission from the Defendants responding to the objection (which shall be served by mail on the Claimant). Any other submissions or proceeding shall be only as ordered by the Court.

5.3.            Cost of Administration. Class Counsel shall pay the costs of providing Notice to the Class Members, receiving and processing the original Sub Debt Notes or Affidavits of Lost Note, and the mailing and processing of refunds from the Settlement Fund.

6.	ATTORNEYS’ FEES, COSTS, EXPENSES, AND PAYMENT TO THE NAMED PLAINTIFFS.

6.1.            Class Counsel shall be entitled to apply to the Court for an award of attorneys’ fees, costs and expenses in an aggregate amount not exceeding Two Hundred Fifty Thousand Dollars and 00/100 ($250,000.00). This amount shall be paid by Paying Defendant to Class Counsel in a time and manner consistent with Paragraph 7.4. Paying Defendant’s obligation to pay Class Counsel approved attorneys’ fees, costs and expenses is separate and apart from its obligation to pay $2,412,402.11 to the Settlement Fund as described in Paragraph 5.1. Plaintiffs and Class Counsel will not request payment or reimbursement of attorneys’ fees, costs and expenses in excess of this sum, and expressly agree to waive enforcement of the portion of any award of fees, costs and expenses exceeding this sum. Defendants agree not to oppose such application for fees, costs, and expenses by Class Counsel so long as such application (a) is consistent with the terms of this Settlement Agreement; (b) does not increase Paying Defendant’s payment of $2,412,402.11 to the Settlement Fund described in Paragraph 5.1; and (c) does not require the payment of any amount by Non-Paying Defendants or Discharged Parties. The actual amount of any award of attorneys’ fees, costs, and expenses will be determined by the Court.

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6.2.            From the award of attorneys’ fees, costs, and expenses described in Paragraph 6.1 of this Agreement, Class Counsel shall pay each of the Named Plaintiffs the sum of One Thousand Dollars and 00/100 ($1,000.00) for their efforts in prosecuting the Action. The payment to each of the Named Plaintiffs shall be made within ten (10) days of Class Counsel’s receipt of the award of attorneys’ fees, costs, and expenses.

6.3.            No later than five (5) business days before the Final Hearing, Class Counsel will submit his application requesting Court approval of payment of attorneys’ fees and for reimbursement of costs and expenses in connection with his efforts on behalf of the Named Plaintiffs and the Class Members in this Action. This application shall also request Court approval of the payment to be made by Class Counsel to the Named Plaintiffs as described in Paragraph 6.2 of this Agreement.

6.4.            It is expressly acknowledged and agreed by Named Plaintiffs on their behalf and on behalf of the other Class Members, by and through their counsel, that under no circumstances whatsoever will any Defendant or Discharged Party pay any additional costs, expenses, or attorneys’ fees in settlement of this Action or to do anything other than what is specified in this Agreement.

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7.	TIME FOR PAYMENT

7.1.            Establishing the Settlement Fund. Within fifteen (15) days of the Effective Date, Paying Defendant shall pay, or cause to be paid, the sum of $2,412,402.11 to Class Counsel. Class Counsel shall then immediately deposit the sum of $2,412,402.11 into a trust account in the name of Class Counsel at a bank of Class Counsel’s choosing. Only payments to be disbursed to Class Members pursuant to Paragraph 5.1 shall be made from the Settlement Fund. Class Counsel shall maintain all statements and documents related to transactions on the Settlement Fund account, subject to any future Court orders.

7.2.            Payment to Class Members. Within forty-five (45) days of the Effective Date, Class Counsel will begin the process of identifying Class Members who are entitled to payments as set forth above in Paragraph 5.1. Within thirty (30) days after the last payment is mailed to Class Members, Class Counsel will cause an affidavit to be filed with the Clerk of Court attesting to the completion of the tasks relative to payment to Class Members entitled to payments. At the time of filing, Class Counsel will serve a copy of the affidavit upon counsel for the Defendants.

7.3.            Reversion of Funds to Paying Defendant. Payment checks provided to Class Members under this Agreement must be negotiated by Class Members within one (1) year of their issuance and shall be null and void if not negotiated in that time frame. Paying Defendant shall be entitled to retain any funds represented by refund checks that are not timely negotiated.

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7.4.            Payment of Attorneys’ Fees, Costs, and Expenses. Provided the Court approves Class Counsel’s petition for attorneys’ fees, costs, and expenses, payment of attorneys’ fees, costs and expenses to Class Counsel will be made by Paying Defendant to Class Counsel no later than sixty (60) days after the Effective Date. Payment of attorneys’ fees, costs and expenses shall be made to Gene Connell at Kelaher, Connell & Connor, P.C., upon instructions to be provided by him no later than thirty (30) days after the Effective Date, and such payment shall fully satisfy Paying Defendant’s obligations to pay Class Counsel’s attorneys’ fees, costs and expenses.

8.                  CONSIDERATION FOR THE BENEFITS PROVIDED HEREIN. As an express element and condition of this Settlement Agreement, and in consideration of the benefits conferred hereunder:

8.1.            Release and Satisfaction. The Named Plaintiffs, on behalf of themselves and all Class Members, and each of their respective executors, representatives, guardians, heirs, estates, successors, predecessors, legal representatives, bankruptcy trustees, attorneys, agents and assigns, and all those who claim through them or who assert claims on their behalf, will and do hereby settle, compromise, resolve, release, waive, discharge, and terminate any and all of Plaintiffs’ Claims and the Class Claims and do intend through this Settlement Agreement to effect such release as to all Discharged Parties. This release and discharge includes, but is not limited to any claim, right, demand, charge, complaint, action, cause of action, obligation, or liability of any and every kind that in any way concern, relate to, or arise out of Plaintiffs’ Claims and Class Claims. This release and discharge also satisfies and forever ends any and all obligations of Defendants to the Named Plaintiffs and Class Members under the Sub Debt Notes issued and sold by HCSB Financial Corp., including but not limited to the obligation to pay any penalties, interest or principal. This release and discharge further includes, but is not limited to, any claims that have been asserted or could have been asserted by or on behalf of Class Members in any pending proceeding. This release also shall be included as part of any judgment, so that all released claims and rights shall be barred by principles of res judicata, collateral estoppel, and claim and issue preclusion.

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8.2.            Dismissal with Prejudice. The Action and all Plaintiffs’ Claims and Class Claims as hereinabove defined will be dismissed on the merits, with prejudice, thereby forever barring such claims.

8.3.            Performance by Defendants. The payment by Paying Defendant and performance of Defendants’ other obligations will entitle all Defendants to the full and complete benefits of this Agreement including, but not limited to, the release of all Plaintiffs’ Claims and Class Claims and satisfaction and release of all Defendants’ obligations under the Sub Debt Notes and Subordinated Note Purchase Agreements. If any Class Members do not obtain payment as a result of their failure to comply with the Notice ordered by the Court or because they do not qualify for relief under the terms of the Settlement Agreement, their failure to obtain payment will not affect the release of all of Plaintiffs’ Claims and Class Claims herein or satisfaction and release of all Defendants’ obligations under the Sub Debt Notes and Subordinated Note Purchase Agreements, and this Agreement will retain its full, binding effect. All Parties agree that the Defendants’ duties and obligations to Plaintiffs and all Class Members under this Settlement Agreement will be fully and completely discharged immediately upon Class Counsel receiving the payment of funds from or on behalf of Paying Defendant as described in Paragraph 7.1.

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8.4.            Implementation. Plaintiffs, on behalf of themselves and on behalf of all Class Members, by and through Class Counsel, will do all things necessary under this Agreement to obtain the entry of a Final Order that, among other things, dismisses the Action on the merits, with prejudice, and entry of the Final Order will fully and forever release and discharge all of Plaintiffs’ Claims and all Class Claims against the Discharged Parties. From and after entry of the Final Order, the Discharged Parties will have no further liability to any Class Member arising out of or relating to Plaintiffs’ Claims or Class Claims, whether such liability is asserted directly, by cross-claim, by counterclaim, by third-party claims or otherwise, it being acknowledged that the Discharged Parties are forever purchasing from the Plaintiffs and Class Members peace from all matters arising out of or relating to Plaintiffs’ Claims and Class Claims. The Plaintiffs, on their behalf and on behalf of all Class Members, will execute or authorize execution of documents or instruments to effect the dismissal of the Action with prejudice and the release of the Named Plaintiffs’ Claims and the Class Claims.

8.5.            No Assignment. The Plaintiffs, on their behalf and on behalf of all Class Members, warrant and represent that they have not conveyed, pledged, transferred, hypothecated, or in any manner encumbered or assigned to any other natural person, firm, corporation, partnership, joint venture, trust or estate, business, association or any form of legal entity any of the claims, demands, actions or causes of action described in this Agreement.

9.                  OPINION OF CLASS COUNSEL. Class Counsel is of the opinion that the terms and conditions of the Settlement described in this Agreement are fair, reasonable, and in the best interests of the Class Members as a whole when all of the circumstances are given due consideration.

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10.              BEST EFFORTS. All Parties and counsel will use their best efforts to cause the Court to give preliminary approval to this Agreement as promptly as possible, and to take all steps contemplated by the Agreement to effectuate the Settlement on the stated terms and conditions, and further to obtain final approval of the Settlement contained in this Agreement. Specifically, the Plaintiff and Class Counsel agree to recommend the Settlement contained in this Agreement as being in the best interests of the Class Members as a whole under the circumstances. The Parties and their counsel agree not to: (a) solicit, request, or advise persons within the Class to object to the Settlement; (b) represent Class Members who object to the Settlement; or (c) arrange representation for Class Members who object to the Settlement. No Class Members, however, other than the Named Plaintiffs, will be precluded from raising timely objections to the proposed Settlement at the hearing for final approval thereof by the Court, notwithstanding Class Counsel’s recommendation. If there are any Class Members who object to the Settlement and the Court rules on their objections and approves the Settlement, Class Counsel agree to serve written notice of the entry of the order approving the Settlement on such objectors and to provide proof of service to counsel for Defendants immediately after such service has been effected. Nothing in this or any other Paragraph of the Agreement shall be construed to create any duty or obligation on the part of any Defendant regarding the negotiation or resolution of disclosed contingencies involving other creditors, potential investors, and/or any regulator.

11.              APPROVAL BY THE COURT.

11.1.        Preliminary Approval. The Parties will submit this Agreement to the Court for preliminary approval of the Agreement, Notice, and other procedures set forth herein promptly after it is executed. The Court will determine whether the proposed Settlement on the terms and conditions provided for in this Agreement is fair, reasonable, and adequate, and whether a Preliminary Approval Order as provided for in this Agreement should be entered.

11.2.        Final Approval. Upon completion of all contingencies required to be completed before the Final Hearing as set forth in the Recitals section above, the Court will hold a Final Hearing as set forth in the Notice. The Parties will request that the Court rule on objections, if any, determine the fairness and adequacy of the Settlement, and finally approve the Settlement Agreement. If, after the Final Hearing, this Agreement is finally approved by this Court, the Parties intend that a Final Order consistent with the terms of this Agreement will be entered by the Court and that the Action will thereafter be dismissed with prejudice.

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12.              EVENT OF WITHDRAWAL. Under certain circumstances, this Agreement shall be null and void for all purposes, and the Parties will return to their positions before Settlement. More specifically, if any of the following circumstances occur, any party to this Agreement shall be able to withdraw from this Settlement Agreement without any penalty: (a) the Final Order is not entered; (b) the Settlement is not consummated as provided herein; (c) prior to the Final Hearing, a final written settlement agreement is not reached with the holders of the TRUPs to fully satisfy and discharge HCSB Financial Corp.’s debt in exchange for an amount totaling no more than 10% of the TRUPs principal debt owed, or $618,600.00, plus reimbursement of attorneys’ fees and other expenses incurred by the TRUPs holders in an amount not to exceed $25,000.00; (d) prior to the Final Hearing, a final written settlement agreement is not reached with the Department of Treasury to fully redeem the Series T Preferred Stock and cancel the Warrant in exchange for cash or newly issued common stock in an amount totaling no more than 1% of the initial aggregate liquidation preference of the Series T Preferred Stock, or $128,950.00, plus reimbursement of attorneys’ fees and other expenses incurred by Treasury in an amount not to exceed $25,000.00; (e) prior to the Final Hearing, HCSB Financial Corp. does not enter agreements to raise at least $30,000,000.00 in new capital from Investors, or does not execute a merger agreement with the Merger Partner; (f) the FDIC, the SCBFI, or the FRB refuses to approve: this Agreement; any agreements resolving and discharging debts owed by, or redeeming the preferred capital instruments issued by, HCSB Financial Corp. to holders of TRUPs and the Department of Treasury; and/or the offering of no less than $30,000,000.00 in common stock to Investors in HCSB Financial Corp., or merger agreement with the Merger Partner; or (g) the Final Order is reversed on appeal or otherwise fails to gain affirmance in full on appeal.

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Upon the occurrence of any of these events, counsel for the party exercising their right to withdraw from this Agreement shall promptly notify opposing counsel and provide written notice to the Court. In the event of a withdrawal under this Paragraph, the Parties shall return to the positions they were in prior to signing this Settlement Agreement.

13.              INCOME TAX ADVICE. The Parties take no position as to the income tax consequences of this Settlement, and each Party hereto shall rely solely on its own tax advisor(s) with respect to same, and Class Members shall be advised in the Notice to consult their own tax advisors.

14.              NO ADMISSIONS. This Agreement and the Settlement of the Action do not constitute a concession or admission of wrongdoing or liability by the Discharged Parties and will not be used or construed as an admission of any fault, omission, liability or wrongdoing on the part of the Discharged Parties in any statement, release or written document or financial report issued, filed or made. Also, this Agreement and Settlement of the Action do not constitute a concession or admission by the Defendants or Discharged Parties that the elements required to certify a class under Rule 23, S.C.R.Civ.P., exist or could be proven by Plaintiffs. Neither this Agreement, nor the exhibits hereto, nor the fact of settlement, nor any settlement negotiations or discussions, nor the judgments to be entered approving this Settlement, nor any related document will be deemed an admission, concession, presumption or inference against the Discharged Parties in a proceeding other than such a proceeding as may be necessary to consummate or enforce this Agreement and the Settlement. To the contrary, Plaintiffs, on their own behalf and on behalf of all Class Members, by and through their Class Counsel, acknowledge that Defendants and the Discharged Parties specifically disclaim and deny any liability or wrongdoing whatsoever and have entered into this Agreement solely to avoid future inconvenience and protracted, costly litigation.

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15.              THIRD-PARTY BENEFICIARIES. No third-party beneficiary rights are intended to be created by the Agreement.

16.              BINDING EFFECT OF AGREEMENT. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement, Discharged Parties, Named Plaintiffs, the Class Members, and Class Counsel, and their respective heirs, predecessors, successors and assigns and any corporation or other entities with which they may merge or consolidate.

17.              CONTINUING JURISDICTION OF THE COURT. It is agreed that the Parties do hereby petition the Court to retain jurisdiction over the interpretation, effectuation, implementation and enforcement of this Agreement, and that upon entry of the Final Order the Court will retain jurisdiction for such purposes.

18.              DISCOVERY MATERIALS. Within ninety (90) days of the Effective Date, Plaintiffs and Class Counsel will destroy or return to Defendants the documents produced by the Defendants in the course of the litigation of this Action and designated “confidential,” as well as copies, compilations, and abstracts of such documents, including but not limited to such information as Class Counsel and their experts, consultants, employees, and agents have stored or communicated electronically. This requirement applies likewise to all copies of such records and also to any such records subsequently discovered by Plaintiffs and Class Counsel. The Parties agree to continue to protect the confidential nature of any confidential documents produced by Defendants and to continue to be bound by any Confidentiality Protective Order that is in place in this Action. Further, Plaintiffs and Class Counsel will not divulge, disclose or publish any such information to any person or authorize anyone to do so, except to the extent that (i) the disclosure of such information to Class Members is necessary to the implementation of this Settlement, or (ii) the disclosure of such information to this Court or the appellate court(s) is necessary for purposes of appeal. Class Counsel will certify their compliance with requirements of this provision in writing to counsel for Defendants upon request.

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19.              SOUTH CAROLINA LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of South Carolina. Where the Agreement calls for action to be taken within a period of time, the computation of time is governed by Rule 6 of the South Carolina Rules of Civil Procedure.

20.              HEADINGS. The headings used in this Agreement are for the purpose of convenience and do not constitute part of the Agreement and no heading will be used to help construe the meaning of the Agreement or any part thereof.

21.              COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same document.

22.              ENTIRE AGREEMENT. The foregoing constitutes the entire Agreement between the Parties with respect to the subject matter hereof and may not be modified or amended except in writing and signed by Class Counsel and counsel for the Defendants. To the extent that this Agreement differs in any manner whatsoever from prior written or oral agreements regarding the subject matter hereof, or from any documents that are attached hereto, the terms and conditions of this Settlement Agreement will control.

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This Agreement entered into and made as of the 10th day of September, 2015.

SIGNATURE PAGES ATTACHED

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AGREED TO AND APPROVED

FOR THE PLAINTIFFS:

KELAHER, CONNELL & CONNOR, P.C.

By:	/s/ Gene M. Connell, Jr.
Gene M. Connell, Jr.
E-Mail: gconnell@classactlaw.net
The Courtyard, Suite 209
1500 U.S. Highway 17 North
Post Office Drawer 14547
Surfside Beach, SC 29587-4547
(843) 238-5648

Attorneys for the Plaintiffs and Class Counsel

Surfside Beach, South Carolina

September 10 , 2015.

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AGREED TO AND APPROVED

BY PLAINTIFF JAN W. SNYDER

/s/ Jan W. Snyder	(L.S.)
Jan W. Snyder

______________, South Carolina

September 9 , 2015.

30

AGREED TO AND APPROVED

BY PLAINTIFF ACEY H. LIVINGSTON

/s/ Acey H. Livingston	(L.S.)
Acey H. Livingston

Surfside , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED

BY PLAINTIFF MARK JOSEPHS

/s/ Mark Josephs	(L.S.)
Mark Josephs

Horry , South Carolina

September 10 , 2015.

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AGREED TO AND APPROVED

FOR DEFENDANTS AND THE DISCHARGED PARTIES:

NELSON MULLINS RILEY & SCARBOROUGH LLP

By:	/s/ Thomas William McGee, III
Thomas William McGee, III, SC Bar No. 11317
E-Mail: billy.mcgee@nelsonmullins.com
Erik T. Norton, SC Bar No. 73860
E-Mail: erik.norton@nelsonmullins.com
1320 Main Street / 17th Floor
Post Office Box 11070 (29211-1070)
Columbia, SC 29201
(803) 799-2000

Attorneys for Defendants

Columbia, South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED

BY DEFENDANT HCSB FINANCIAL CORPORATION:

By:	/s/ James R. Clarkson
Signature

James R. Clarkson
Printed Name

Its:	President & Chief Executive Officer
Title at HCSB Financial Corporation

Loris , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED

BY DEFENDANT HORRY COUNTY STATE BANK:

By:	/s/ James R. Clarkson
Signature

James R. Clarkson
Printed Name

Its:	President & Chief Executive Officer
Title at Horry County State Bank

Loris , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED BY

DEFENDANT JAMES R. CLARKSON:

By:	/s/ James R. Clarkson	(L.S.)
James R. Clarkson

Loris , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED BY

DEFENDANT GLENN RAYMOND BULLARD:

By:	/s/ Glenn Raymond Bullard	(L.S.)
Glenn Raymond Bullard

Loris , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED BY

DEFENDANT RON LEE PAIGE, SR.:

By:	/s/ Ron Lee Paige, Sr.	(L.S.)
Ron Lee Paige, Sr.

Myrtle Beach , South Carolina

September 9 , 2015.

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AGREED TO AND APPROVED BY

DEFENDANT EDWARD LEWIS LOEHR, JR.

By:	/s/ Edward Lewis Loehr, Jr.	(L.S.)
Edward Lewis Loehr, Jr.

Loris , South Carolina

September 9 , 2015.

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